090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180552350-11
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/26/2018 9:53 AM
	Entity Number E0551382007-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Therapeutic Solutions International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 is amended to read in full as follows:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 2,500,000,000 shares of Common Stock having a $.001 par value per share, and 5,000,000 shares of Preferred Stock having a $.001 par value per share. The Common and/or Preferred Stock of the Company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions of the Board of Directors establishing the series.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 542,725,672

4. Effective date and time of filing: (optional) Date: 12/26/2018 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Gerry B Berg

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15